Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUTHERN TRUST SECURITIES HOLDING CORP.
(Exact name of registrant as specified in charter)

Florida	651001593
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

145 Almeria Ave., Coral Gables, Florida 33134
(Address of principal executive offices)

SUSAN ESCOBIO EMPLOYMENT AGREEMENT

FERNANDO FUSSA NON-STATUTORY STOCK OPTION AGREEMENT

JOHN HOURIHAN NON-STATUTORY STOCK OPTION AGREEMENT

(Full title of the plans)

Robert Escobio	Copies to:
Chief Executive Officer	Kathleen Brown, Esq.
Southern Trust Securities Holding Corp.	Law Office of Kathleen Brown, P.C.
145 Almeria St.	4531 N. 11th St.
Coral Gables, Florida 33134	Arlington, Virginia 22201
(305) 446-4800	(703) 622-8484
(Name and address and telephone number of agent for service)	Fax: (703) 852-2716

If any of the securities being registered on this form are to be offered on a delayed on continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock	600,000	$2.30	$1,380,000	$54.23

(1) Includes 200,000 shares of common stock of Southern Trust Securities Holding Corp. issuable to each of Susan Escobio, Fernando Fussa and John Hourihan upon exercise of stock options granted under Susan Escobio’s Employment Agreement and the Non-Statutory Stock Option Agreements entered into with each of Fernando Fussa and John Hourihan, respectively. Each of these agreements qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(2)Estimated solely for purposes of determining the registration fee and calculated in accordance with Rule 457 under the Securities Act, based on the last sale price per share, which was $2.30 on January 10, 2008, as quoted on the OTC Bulletin Board.

Explanatory Note

Southern Trust Securities Holding Corp. (“STS or the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register shares of its Common Stock (the “Shares”) issuable upon the exercise of stock options granted to some of its directors, executive officers and employees (the “Selling Shareholders”), as compensation for their services to STS.

This Registration Statement contains two parts. The first part contains a prospectus prepared in accordance with Part I of Form S-8 (in accordance with Instruction C of the General Instructions to Form S-8) which covers reoffers and resales of shares of the Shares issuable to the Selling Shareholders as compensation for their services.  The second part contains information required in the Registration Statement pursuant to Part II of Form S-8. Information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.

Plan Information

Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

Item 2.

Registrant Information and Employee Plan Annual Information

Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

Reoffer Prospectus

600,000 Shares of Common Stock of Southern Trust Securities Holding Corp.

The shares of common stock (the “Shares”), of Southern Trust Securities Holding Corp. (“STS”) covered by this reoffer prospectus, may be offered and sold to the public from time to time by the selling shareholders named in this prospectus (the “Selling Shareholders”). The Shares are issuable to the Selling Shareholders upon the exercise of stock options, which they were granted as compensation for their services to STS.

The Selling Shareholders may sell Shares directly or indirectly in one or more transactions on any stock exchange or stock market on which the Shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

This reoffer prospectus has been prepared for the purpose of registering the Shares under the Securities Act of 1933, as amended (the “Securities Act”) to allow for future sales by the Selling Shareholders to the public. The Selling Shareholders may sell Shares through one or more agents, brokers or dealers or directly to purchasers.  STS will not receive any proceeds from the sale of the shares by the Selling Shareholders.

This investment involves a high degree of risk. Please see “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is January 14, 2008

Table of Contents

Additional Information	6
Incorporation of Certain Document by Reference	7
The Company	8
Risk Factors	8
Cautionary Statement About Forward-Looking Statements	14
Use of Proceeds	14
Selling Shareholders	15
Plan of Distribution	16
Legal Matters	17
Experts	17
Disclosure of Commission Position on Indemnification for Securities Act Violations	17

You should rely only on the information contained in this reoffer prospectus or any supplement. STS has not authorized anyone to provide you with information different from that which is contained in or incorporated by reference in this reoffer prospectus. The Selling Shareholders are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of the Shares.

Additional Information

STS has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 under the Securities Act with respect to the Shares offered by this reoffer prospectus. This reoffer prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to STS and the Shares offered by this reoffer prospectus, you should read the registration statement and the exhibits to the registration statement. Statements contained in this reoffer prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete. In each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed and each statement is qualified in all respects by such reference.

STS is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, as required by the Exchange Act, files reports and other information with the SEC. The registration statement, including exhibits, and the reports and other information filed by STS can be inspected without charge at the public reference facilities maintained by the SEC at the SEC’s principal office at 100 F St., N.E., Room 1024, Washington, D.C., 20549. Copies of this material can be obtained from the SEC at fees prescribed by the SEC.  You may obtain information on the operation of the Public Reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of this site is http://www.sec.gov. In addition, STS makes copies of its electronic filings with the SEC available on the investor relations portion of its web site at www.stshc.com.

Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

•

Form 10-SB filed on April 30, 2007

•

Amendment No. 1 to the Form 10-SB filed June 13, 2007

•

Form 8-K filed on July 2, 2007

•

Amendment No. 2 to the Form 10-SB filed July 17, 20007

•

Form 10-QSB for the period ended June 30, 2006 filed on August 1, 2007

•

Amendment No. 3 to the Form 10-SB filed August 7, 2007

•

Form 10-QSB for the period ended September 30, 2007 filed on November 7, 2007

•

Form 8-K filed on November 30, 2007

•

Form 8-K filed on December 19, 2007

All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

THE COMPANY

Southern Trust Securities Holding Corp., a Florida corporation, is the holding company for Capital Investment Services, Inc. (“CIS”) a registered retail and institutional broker-dealer and investment banking firm and CIS Asset Management, Inc. (“CISAM”), a registered investment adviser. CIS is a member of the Financial Industry Regulatory Authority (“FINRA”), the Securities Investors Protection Corporation (“SIPC”), the National Futures Association (“NFA”), and the Municipal Securities Rulemaking Board (“MSRB”). In this reoffer prospectus, “Southern Trust,” the “Company,” “we,” “us,” and “our” refer to Southern Trust Securities Holding Corp. and our subsidiaries, including our wholly-owned operating subsidiaries CIS and CISAM.

We offer our clients access to all major domestic and international securities and options exchanges, as well as trading in fixed income products, options, corporate, government, agencies, municipals, and emerging market debt. We manage financial portfolios for individuals, pension funds, retirement plans, foundations, trusts and corporations. We earn trading income and commissions based on brokerage transactions we effectuate for our clients. We also have an investment banking group which focuses on merger and acquisition services, private placements convertible into publicly-traded shares, and private placements bridging to public offerings through reverse mergers into publicly-traded shell corporations. For the most part, we earn cash and/or equity compensation from these clients typically contingent upon the effectuation of a given transaction for which we provide a financial advisory role.

CISAM operates an asset management business, which manages client funds under fixed fee arrangements.  Under these fee arrangements, we earn a fixed fee based on the average assets in a managed account over a specified period of time.  CISAM personnel are also registered and licensed to advise and manage insurance products for our clients.

Our executive offices and those of CIS and CISAM are located at 145 Almeria Ave., Coral Gables, Florida 33134. Our main phone number is: (305) 446-4800 and our facsimile number is: (305) 446-4448. We have a website: www.stshc.com.  Information contained on our website, or which can be accessed through our website, does not constitute a part of this registration statement.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Accordingly, before investing in our common stock, prospective investors should carefully consider the specific risk factors set out below in addition to the other information contained in this document. The following risks could materially adversely affect our business, financial condition, assets, liabilities, capital resources and results of operations. The risks set out below may not be exhaustive, and additional factors and uncertainties not currently known to us, or that we currently consider immaterial, could also have an adverse effect on our business, financial condition, assets, liabilities, capital resources and results of operations.

Risks Relating to the Nature of the Financial Services Business

Many of our competitors have greater financial, marketing and other resources than we do.

We face direct competition from retail and institutional financial service companies in each of our lines of business. Many of our competitors have longer operating histories and greater resources than we do and offer a wider range of financial products and services. Many also have greater name recognition, greater market acceptance and larger customer bases. These competitors may conduct extensive promotional activities and offer better terms, lower prices and/or different products and services to customers than we do. Moreover, some of our competitors have established relationships among themselves, or with third parties, to enhance their products and services. This means that competitors may be able to respond more quickly to new or changing opportunities and demands and withstand changing market conditions better than we can.

Downturns or disruptions in the securities markets could reduce transaction volumes and margin borrowing and increase our dependence on more active customers who receive lower prices.

A significant portion of our revenues in recent years has been from brokerage services, and although we continue to diversify our revenue sources, management expects this business to continue to account for a significant portion of our revenues in the foreseeable future. Like other financial services firms, we are affected directly by national and global economic and political conditions, broad trends in business and finance, disruptions to the securities markets and changes in volume and price levels of securities and futures transactions. Any decrease in transaction volume may be more significant for us with respect to less active customers, increasing dependence on more active trading customers who receive more favorable pricing based on their transaction volume. Decreases in volumes, as well as securities prices, are also typically associated with a decrease in margin borrowing, which could adversely affect our business.

Downturns in the securities markets increase the credit risk associated with margin lending or stock loan transactions.

We permit our customers to purchase securities on margin. When the market declines rapidly, there is an increased risk that the value of the collateral a clearing firm holds for our customers in connection with these transactions could fall below the amount of a customer’s indebtedness. We may risk losses if there are sharp changes in market values of many securities and the counterparties to the borrowing and lending transactions fail to honor their commitments. Any downturn in public equity markets may lead to a greater risk that parties to stock lending transactions may fail to meet their commitments.

If we do not successfully manage consolidation opportunities, we could be at a competitive disadvantage.

There has been significant consolidation in the brokerage services industry over the last several years, and the consolidation is likely to continue in the future.  Should we fail to take advantage of viable consolidation opportunities or if we overextend our efforts by acquiring businesses that we are unable to integrate or manage properly, we could be placed at a competitive disadvantage. Acquisitions entail numerous risks including retaining or hiring skilled personnel, integrating acquired operations, products and personnel and the diversion of management attention from other business concerns. In addition, there can be no assurance that we will realize a positive return on any acquisition or that future acquisitions will not be dilutive to our earnings. We have not at this time entered into any arrangements regarding specific acquisitions.

Our international efforts subject us to additional risks and regulation, which could impair our business growth.

One component of our strategy has been an effort to build an international business. We have established certain joint venture and/or contractual relationships. We have limited control over the management and direction of these venture partners and/or contract partners, and their action or inaction, including their failure to follow proper practices with respect to regulatory compliance and/or corporate governance, could harm our operations and/or our reputation. If we fail to comply with applicable securities and banking laws, rules and regulations, we could be subject to disciplinary actions, damages, penalties or restrictions that could significantly harm our business.

We are subject to significant regulation which affects our business operations.

The SEC, FINRA, MSRB, Commodity Futures Trading Commission (“CFTC”) or other self-regulatory organizations and state securities commissions can, among other things, censure, fine, issue cease-and-desist orders or suspend or expel a broker-dealer or any of its officers, employees or agents. Similarly, the attorneys general of each state could bring legal action on behalf of the citizens of the various states to ensure compliance with local laws. The ability to comply with applicable laws and rules is dependent in part on the establishment, maintenance and enforcement of an effective compliance system. The failure to establish and enforce reasonable compliance procedures, even if unintentional, could subject us to significant losses or disciplinary or other actions.

Our business may be adversely affected by market conditions.

As an investment banking, securities and investment management firm, our businesses are materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. Many factors or events could lead to a downturn in the financial markets including war, terrorism, natural catastrophes and other types of disasters. These types of events could cause people to begin to lose confidence in the financial markets and their ability to function effectively. If the financial markets are unable to effectively prepare for these types of events and ease public concern over their ability to function, our revenues are likely to decline and our operations will be adversely affected.

Global financial markets experienced significant stress during the third quarter of 2007, primarily driven by challenging conditions in the markets related to U.S. sub-prime mortgages (including Collateralized Debt Obligations (“CDOs”) based on sub-prime collateral).  Nevertheless, the key indicators of the markets' performances, the Dow Jones Industrial Average ("DJIA"), the Standard and Poor's 500 Index ("S&P 500") and the NASDAQ composite increased slightly during the third quarter up by 4%, 2% and 4% respectively from their closing prices on June 30, 2007.  Additionally, the DJIA rose to a record high of over 14,000 in the first part of the third quarter 2007, closing at 14,164.53 for the first time ever on October 9, 2007. At September 30, 2007, the DJIA, the NASDAQ and the S&P 500 increased 11%, 12%, and 8% respectively, from their December 31, 2006 closing prices, and closed up 19%, 20% and 14% respectively over their September 30, 2006 closing prices.

While the major market indices have signaled increased investor confidence in the markets, concerns over inflation, energy costs, and geopolitical issues, and the slowing residential real estate market including the sub-prime mortgage sector remain and the recent results of the third quarter may not be indicative of future results.

Adverse or uncertain economic and market conditions have in the past adversely affected, and may in the future adversely affect, our business and profitability in many ways, including the following:

• Industry-wide declines in the number of equity underwriting and mergers and acquisitions may have an adverse effect on our potential revenues and profit margins. A decrease in the number of transactions due to uncertain or unfavorable market conditions may adversely affect our investment banking business.

• Reductions in the level of the equities markets also tend to reduce the value of clients’ portfolios, which in turn may reduce our fees earned for managing assets. Even in the absence of uncertain or unfavorable economic or market conditions, investment performance by our asset management business below the performance of benchmarks, or of our competitors, could result in a decline in assets under management and therefore in incentive and management fees.

• We have been operating in a lower interest rate market for the past several years. Increasing or high interest rates and/or widening credit spreads, especially if such changes are rapid, may create a less favorable environment.

• The volume of transactions that we execute for customers may decline, which would reduce the revenues received from commissions.

Risks Specific to our Business.

We have incurred, and may incur in the future, operating losses.

We incurred net losses from our operations in the past two fiscal years and for the nine month period ended September 30, 2007.  We cannot assure you that we will be able to sustain revenue growth, profitability or positive cash flow.  However, we believe that we have adequate cash and regulatory capital to fund our current level of operating activities through the foreseeable future. If we are unable to become profitable, we may not be financially viable in the future and we may have to curtail, suspend or cease operations.

We may be dependent on a limited number of customers for a significant portion of our revenue.

During 2006, investment banking revenue accounted for more than 10% of our revenue.  By its nature such revenue is tied to the effectuation of a transaction for one client; however, such revenue is also typically of a non-recurring nature.  We have also been dependent on one customer, or on a small number of customers, for a large percentage of our brokerage revenue at some times in the past and we cannot assure you that we will not become so dependent again in the future. If we do become dependent on a single brokerage customer or small group of brokerage customers, the loss of one or more large customers could materially adversely affect our brokerage business and thus our results of operations.

Our Chief Executive Officer, Director and majority shareholder, Robert Escobio, has earned the majority of our revenues and is expected to continue to be a key generator of our revenues.

Since becoming the holding company for CIS, a majority of our revenues have been generated by Robert Escobio, our Chief Executive Officer, Director and majority shareholder.  We expect that as our principal trader, the revenues generated by Mr. Escobio will continue to account for a significant amount of our revenue and thus we are dependent on the skills, abilities and leadership of Mr. Escobio.

Our principal shareholder controls a large percentage of our shares of common stock and has the voting power to direct our corporate actions.

As of December 31, 2007, Robert Escobio, our Chairman of the Board and Chief Executive Officer beneficially owns 67.39% of our common stock, treating all of his shares as fully vested and including shares issuable upon exercise of warrants and shares he controls under a trust.  Accordingly, he can direct all of our corporate actions, including the election of directors and the appointment of officers.  Additionally, this will make it impossible for a third party to acquire control of us without the consent of Mr. Escobio.  Mr. Escobio has no present intent of diminishing his ownership stake in the company in any manner that would cause him to relinquish control of our operations.

We depend on our executive officers and the loss of their services could harm our business.

Our success is closely dependent upon the efforts of our Chief Executive Officer, President and Chief Financial Officer.  We do not maintain, and do not intend to obtain, key man life insurance on the life of any of our executive officers. If one of our executive officers terminates their employment with us and we are unable to find a suitable replacement in a relatively short period of time, our operations may be materially and adversely affected.  Additionally, pursuant to his employment agreement, if Mr. Escobio’s employment terminates, as a result of a change of control, we must pay him a lump-sum of five million dollars and purchase all of his shares based on their fair market value. If Mr. Escobio’s employment terminates for any other reason, including death or disability, then we must pay him two million dollars and purchase all of his shares based on their fair market value.  If Mr. Fitzgerald’s employment terminates due to change of control, we must pay him a lump-sum of one million dollars.

Limitations on our access to capital could impair our liquidity and our ability to conduct our businesses.

Liquidity, or ready access to funds, is essential to our business. Liquidity is of particular importance to our trading business and perceived liquidity issues may affect our clients and counterparties’ willingness to engage in brokerage transactions with us.   Our liquidity could be impaired due to circumstances that we may be unable to control, such as a general market disruption or an operational problem.

Finding professional employees can be a competitive challenge.

We face intense competition in attracting and retaining qualified employees. Our ability to continue to compete effectively in our businesses depends upon our ability to attract new employees and retain and motivate our existing employees.

We may experience significant fluctuations in our quarterly operating results due to the nature of our business.

Our revenue and operating results may fluctuate due to a combination of factors including the number of private placements, or other financings or advisory transactions, we are involved with, when such transactions are completed, and the level of fees we generate from such transactions.  Accordingly, our operating results may fluctuate significantly due to an increased or decreased number or transactions in any given financial reporting period.

If CIS fails to maintain the capital levels required by regulators, it may be fined or even forced out of business.

Because we have registered CIS with the SEC and the FINRA, as a securities broker-dealer, we are subject to extensive regulation under federal and state laws, as well as self-regulatory organizations. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets rather than protection of creditors and stockholders of broker-dealers. The SEC is the federal agency charged with administration of the federal securities laws. Much of the regulation of broker-dealers, however, has been delegated to self-regulatory organizations, such as the FINRA and national securities exchanges. The FINRA is our primary self-regulatory organization. These self-regulatory organizations adopt rules, which are subject to SEC approval, that govern the industry and conduct periodic examinations of member broker-dealers. Broker-dealers are also subject to regulation by state securities commissions in the states in which they are registered. The regulations to which broker-dealers are subject cover all aspects of the securities business, including net capital requirements, sales methods, trading practices among broker-dealers, capital structure of securities firms, record keeping and the conduct of directors, officers and employees. The SEC and the self-regulatory bodies may conduct administrative proceedings, which can result in censure, fine, suspension or expulsion of a broker-dealer, its officers or employees. If we fail to comply with these rules and regulations, our business may be materially and adversely affected.

The regulatory environment in which we operate is also subject to change. Our business may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities or the FINRA. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and the FINRA.

The operations and infrastructure of service providers upon which we rely may malfunction or fail and negatively impact our business, at least temporarily.

We have outsourced all aspects of our technology infrastructure, including trade processing, data centers and disaster recovery systems, among other things.  We also contract with our vendors to produce, batch and mail our confirmations and customer reports.  We are dependent on technology providers to manage and monitor these functions.  A disruption of any of these outsourced services would be out of our control and could have a negative impact on our business, at least temporarily.

The business operations that we conduct outside of the United States subject us to unique risks.

To the extent that we conduct business outside of the United States, we are subject to risks including, without limitation, the risk of non-compliance with foreign laws and regulations, the general economic and political conditions in countries where we conduct business and currency fluctuations.  If we are unable to manage these risks effectively, our reputation and results of operation could be harmed.

We do not expect to pay any cash dividends in the foreseeable future.

We intend to retain any future earnings to fund the operation and expansion of our business and therefore, we do not anticipate paying cash dividends in the foreseeable future.  Accordingly, you must rely on sales of your shares of common stock after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares of common stock to raise money or otherwise desire to liquidate your holdings.

Our common stock is thinly traded through the OTC Bulletin Board.  The number of persons interested in purchasing our common stock at or near ask prices at any given time has been, and may continue to be, relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-adverse and would be reluctant to purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot assure you that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained or not diminish.

The application of the “penny stock” rules to our common stock could limit the trading and liquidity of our common stock, adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and institutional accredited investors and do not qualify for an exemption from the penny stock rules. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain institutional accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser's written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of the common stock, reducing the liquidity of an investment in the common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities.

The market price for our common stock may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common stock is sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or "risky" investment due to our limited operating history, and uncertainty of future market acceptance for our services. As a consequence of this enhanced risk, more risk adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market price, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

Cautionary Statement About Forward-Looking Statements

Some of the information in this reoffer prospectus may contain “forward-looking statements”. These statements can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These statements discuss plans, goals and objectives for future operations and growth, contain projections of results of operations or financial condition or state other “forward-looking” information. You should understand that these forward-looking statements are necessarily estimates reflecting our judgment, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. The following important factors, in addition to those discussed in “Risk Factors” and other unforeseen events or circumstances, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements: general economic conditions; competition; our ability to control costs; changes within our industries; our ability to successfully complete our research and development initiatives; release of new and upgraded products and services by us or our competitors; development of our sales force; employee retention; managerial execution; legal and regulatory issues; changes in accounting policies or practices; and successful adoption of our products and services.

Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this reoffer prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this reoffer prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the sale of up to 600,000 shares of common stock following exercise of options therefor by the Selling Shareholders.

SELLING SHAREHOLDERS

The following table sets forth information known to us with respect to the number of shares of common stock beneficially owned by the Selling Shareholders named below and as adjusted to give effect to the sale of the shares offered by this reoffer prospectus. The information in the table below is current as of the date of this reoffer prospectus. The Selling Shareholders may from time to time offer and sell pursuant to this reoffer prospectus any or all of the common stock being registered.

We determined beneficial ownership in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as other indicated, we believe that the persons or entities named in the following table have sole voting and investment power with respect to all shares of common stock as beneficially owned by them, subject to community property laws where applicable.  To prevent dilution to the Selling Shareholders, the following numbers may change because of stock splits, stock dividends or similar events involving our common stock.

The number of shares in the column labeled “Shares Being Offered” represent all of the shares that each Selling Stockholder may offer under this reoffer prospectus. The table assumes that the Selling Stockholders sell all of the shares. We are unable to determine the exact number of shares that actually will be sold. We do not know how long the Selling Stockholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the Selling Stockholders regarding the sale of any of the shares.  The address for all Selling Shareholders is c/o STS at 145 Almeria Ave., Coral Gables, Florida 33134.

Name	Positions, Offices or Relationships With STS During the Past 3 Years	Shares Owned as of the Date of this Reoffer Prospectus	Shares Being Offered	Shares Owned After Offering	Percentage Of Class Owned After Offering(1)
Susan Escobio	Director, Treasurer, Compliance Officer of STS and CIS	2,040,448 (2)	200,000	1,840,448	9.72%

Fernando Fussa	Chief Financial Officer of STS and CIS	--	200,000 (3)	--	--

John Hourihan	Employee of STS	--	200,000 (4)	--	--

(1)

As of December 31, 2007, we had 18,333,378 shares of common stock issued and outstanding; for purposes of this table we will add 600,000 shares to this total, treating as issued and outstanding the shares of common stock being offered for sale which underlay stock options, which have not yet been exercised, for an assumed total of 18,933,378 shares of common stock.

(2)

Mrs. Escobio is one of our officers and directors and the spouse of Robert Escobio, our Chief Executive Officer. Mrs. Escobio has sole voting and investment power over 1,642,000 shares of our common stock and stock options for 200,000 shares of our common stock which became exercisable on December 31, 2007, and shares voting and investment power with her spouse, Robert Escobio, with respect to 198,448 of our shares of common stock. This selling shareholder has identified herself as an affiliate of a broker-dealer. Please see “Plan of Distribution” for required disclosure regarding selling shareholders that are affiliates of a broker-dealer.

(3)

The stock options held by Mr. Fussa will become exercisable (“vest”) as to one-third (1/3) of the original number of shares on December 31, 2007 and one-third of the original number of shares on December 31st in each of the two subsequent years. This selling shareholder has identified himself as an affiliate of a broker-dealer. Please see “Plan of Distribution” for required disclosure regarding selling shareholders that are affiliates of a broker-dealer.

(4)

The stock options held by Mr. Hourihan will become exercisable (“vest”) in equal amounts over a period of 24 months commencing on June 1, 2007.

PLAN OF DISTRIBUTION

We will not receive any proceeds from the sale of the shares covered by this reoffer prospectus. The shares are being offered on behalf of the Selling Shareholders. The shares may be sold or distributed from time to time by the Selling Shareholders, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Shareholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire the shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

The sale of the shares may be effected in one or more of the following methods:

•

on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•

in the over-the-counter market;

•

in transactions otherwise than on such exchanges or services in the over-the-counter market;

•

through the writing of options, whether the options are listed on an option exchange or otherwise;

•

in an exchange distribution in accordance with the rules of the applicable exchange;

or through privately negotiated transactions.

In addition, any shares that qualify for resale pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) may be sold under Rule 144 of the Securities Act rather than pursuant to this prospectus.

These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

 The staff of the SEC is of the view that selling security holders who are registered broker dealers or affiliates of registered broker dealers may be underwriters under the Securities Act. The SEC is also of the view that any broker-dealers who act in connection with the sale of shares under this reoffer prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and proceeds they receive from any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any Selling Shareholder can presently estimate the amount of such compensation. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being registered in this reoffer prospectus. We know of no existing arrangements between any Selling Stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. The Selling Shareholders may not effect any sale or distribution of the shares until after this reoffer prospectus has been appropriately amended or supplemented, if required.

The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act, as amended. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act, as amended if any such broker-dealers purchase shares as principal.

We can not assure you that the Selling Shareholders will sell any of the shares offered by this reoffer prospectus. The amount of securities that may be sold by a Selling Stockholder under this reoffer prospectus may not exceed, during any three month period, the amount set forth in Rule 144(e) under the Securities Act.

We will pay all expenses in connection with this offering, other than any underwriting discounts and commissions, which will be paid by the Selling Shareholders.

LEGAL MATTERS

The Law Office of Kathleen Brown, P.C. will opine as to the validity of the common stock issuable pursuant to this reoffer prospectus upon the exercise of certain stock options.

EXPERTS

The consolidated financial statements of STS as of December 31, 2006 and for the two years in the period ended December 31, 2006 incorporated by reference in this registration statement have been audited by Rothstein Kass & Company, P.C., independent certified public accountants, as set forth in their report dated April 27. 2007 and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT VIOLATIONS

Pursuant to Section 607.0850 of the Florida Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being our director or officer, or serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our Amended and Restated Articles of Incorporation, as amended, and Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Florida law. The employment agreements between us and each of Robert Escobio, Kevin Fitzgerald and Susan Escobio all also provide that we shall indemnify such persons in their capacities as our officers, directors, and agents, as applicable, to the fullest extent permissible by law.

We have purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. Our directors and officers are also insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they are not indemnified by us.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

 Incorporation of Documents by Reference

Included in Part I of this Registration Statement.

Item 4.

 Description of Securities

Not Applicable.

Item 5.

 Interests of Named Experts and Counsel

Not Applicable.

Item 6.

Indemnification of Directors and Officers

Pursuant to Section 607.0850 of the Florida Statutes, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable

The Registrant’s Amended and Restated Articles of Incorporation and By-laws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Florida law.

The Registrant has purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. The directors and officers of the Registrant also are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they are not indemnified by the Registrant.

Item 7.

Exemption from Registration Claimed

With respect to the restricted securities being offered by this registration statement, the Registrant claimed exemptions from registration in accordance with Rule 701 and/or Section 4(2) of the Securities Act of 1933 for the granting of the stock options previously issued under various agreements between the Registrant and the Selling Shareholders.

Item 8.

 Exhibits

3(i)(1)	Amended and Restated Articles of Incorporation of Southern Trust Securities Holding Corp.*

3(i)(2)	Amendment to the Amended and Restated Articles of Southern Trust Securities Holding Corp.**

3(i)(3)	Amendment to the Amended and Restated Articles of Incorporation of Southern Trust Securities Holding Corp. ***

3(i)(4)	Amendment to the Amended and Restated Articles of Incorporation of Southern Trust Securities Holding Corp. ****

3(ii)	Bylaws of Southern Trust Securities Holding Corp.*

4.1	Form of Common Stock Certificate of Southern Trust Securities Holding Corp.*

5.1	Opinion Law Office of Kathleen Brown, P.C.

10.3	Employment Agreement between Southern Trust Securities Holding Corp. and Susan Escobio.*

10.4	Non-Statutory Option Agreement between Fernando Fussa and Southern Trust Securities Holding Corp. ***

10.5	Non-Statutory Option Agreement between John Hourihan and Southern Trust Securities Holding Corp. ***

23.1	Consent of Rothstein Kass & Company, P.C.

23.2	Consent of Law Office of Kathleen Brown, P.C. (included with Exhibit 5.1)

24.0	Power of Attorney (See signature page).

* Previously filed with the original registration statement on Form 10-SB filed on April 30, 2007.

** Previously filed Amendment No.1 to the registration statement on Form 10-SB filed on June 13, 2007

*** Previously filed with the Form 10-QSB for the period ended June 30, 2007 on August 1, 2007.

**** Previously filed with the Form 8-K on November 30, 2007.

Item 9.

Undertakings

The undersigned Registrant hereby undertakes:

 (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (l)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

 (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on the 14th day of January, 2008

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Escobio his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Escobio	Chief Executive Officer and Director (Principal Executive Officer)	January 14, 2008
Robert Escobio

/s/ Kevin Fitzgerald	President and Director	January 14, 2008
Kevin Fitzgerald

/s/ Susan Escobio	Director	January 14, 2008
Susan Escobio

/s/ Fernando Fussa	Chief Financial Officer (Principal Accounting Officer)	January 14, 2008
Fernando Fussa

/s/ Ramon Amilibia	Director	January 14, 2008
Ramon Amilibia